Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 15, 2002, with respect to the consolidated and combined financial statements of Seagate Technology Holdings and its predecessor, the Seagate Technology Hard Disc Drive Business, an operating business of Seagate Delaware included in Amendment No. 7 to the Registration Statement (Form S-4 No. 333-88388) and related Prospectus of Seagate Technology HDD Holdings for the registration of $400,000,000 of its 8% Senior Notes due 2009.

/s/    Ernst & Young LLP

San Jose, California
November 13, 2002